Exhibit 99.1

Synutra International Holds Ceremony to Commemorate Opening of

New Operating Facility in Carhaix, France

QINGDAO, China and ROCKVILLE, Md., September 30, 2016 — Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced that the Company held a grand opening ceremony on September 28th at its Carhaix, France facility. Synutra has received all required production licenses to manufacture nutritional products at this facility and has commenced commercial production of dairy products including whole and skimmed milk powder, oil-wrapped whey protein powder & cream as well as infant milk formula ("IMF") products at the new facility.

Over six hundred guests attended the grand opening ceremony, including government officials, members of media, distributors and suppliers from both France and China as well as employee representatives.

Synutra’s new facility has two spray drying towers in a total plant area of 200,000 square meters and a total construction area of 40,249 square meters. One of the two towers is for whole milk powder production and the other tower is for oil-wrapped whey protein powder processing, each with an annual capacity of 45,000 metric tons as well as mixing and canning capacity for powdered formula products of 60,000 metric tons per year. The facility complies with both EU and China's manufacturing standards and adopts world-class production and testing equipment and management techniques to ensure the high quality and nutritional value of Synutra's products.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, "We are very pleased to officially open our first overseas facility and receive all relevant production licenses to manufacture in France as well as import accreditations by China’s Certification and Accreditation Administration for IMF and general dairy products. We recently completed the adjustment and testing of the two towers at the end of August, and the trial run and testing of the mixing and canning line earlier this month.

This new facility adds to our ability to produce premium IMF products for the China market and also enables Synutra to eliminate the oil-wrapping process in our China-based production operations, enabling us to streamline our processes and reduce costs. Our French facility also allows us to register an additional number of brands for our mainstream IMF products in compliance with CFDA regulation. We believe that the high-quality products manufactured from our French facility will attract more customers, elevate sales and bring significant benefits to our company both in terms of operating efficiency and brand image.”

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2016, this network comprised over 910 independent distributors and over 280 independent sub-distributors who sell our products in approximately 26,500 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra's products; the safety and quality of Synutra's products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

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